                                                                    EXHIBIT 99.1

Explanation of Responses, Footnote 3:

Former Indirect Beneficial Ownership by Mr. Perlmutter
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The shares disposed of by Mr. Perlmutter that may have been deemed indirectly beneficially owned by Mr. Perlmutter consisted of 28,681,430 shares of Marvel common stock that were owned directly or indirectly by the Isaac Perlmutter
Trust 01/28/1993, a Florida revocable trust of which Mr. Perlmutter is a trustee and the sole beneficiary (the "Trust"). The Trust is the sole stockholder of each of Object Trading corp. and Zib, Inc. Object Trading Corp. and Zib, Inc.
are Florida corporations.

Direct and Indirect Ownership by the Trust. Of the 28,681,430 shares of Marvel common stock that may have been deemed indirectly beneficially owned by Mr.
Perlmutter, the Trust:

        o       directly beneficially owned 10,364,105 of these shares; and

        o       indirectly beneficially owned an additional 14,622,680 and
                3,694,645 of these shares, as such shares were owned directly by
                Object Trading Corp. and Zib, Inc. respectively.